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Pitney Bowes Inc. - Form 10-Q
Six Months Ended June 30, 1994
Page 15 of 15
                                                                            Exhibit (ii)


                                    Pitney Bowes Inc.
                  Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)
                                            Three Months Ended        Six Months Ended
                                                 June 30,                June 30,
                                              1994        1993        1994        1993
Income before income taxes . . . . . . .  $156,620    $138,753    $303,478    $269,132

Add:
  Interest expense . . . . . . . . . . .    46,703      47,010      90,437      97,236
  Portion of rents
    representative of the
    interest factor. . . . . . . . . . .    11,558       9,709      23,712      19,124
  Amortization of capitalized
    interest . . . . . . . . . . . . . .       231         231         463         463

Income as adjusted . . . . . . . . . . .  $215,112    $195,703    $418,090    $385,955

Fixed charges:
  Interest expense . . . . . . . . . . .  $ 46,703    $ 47,010    $ 90,437    $ 97,236
  Capitalized interest . . . . . . . . .       110           -         172           -
  Portion of rents
    representative of the
    interest factor. . . . . . . . . . .    11,558       9,709      23,712      19,124

                                          $ 58,371    $ 56,719    $114,321    $116,360

Ratio of earnings to fixed
  charges. . . . . . . . . . . . . . . .      3.69        3.45        3.66        3.32

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.
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